Exhibit (d)(3)

AMENDED AND RESTATED CONFIDENTIALITY AGREEMENT

Global Traffic Network, Inc., a Nevada corporation, and its affiliates (collectively, “GTN”), and GTCR Golder Rauner II, LLC. (“Recipient”) have agreed to discuss on a preliminary basis a potential business transaction (the “Transaction”). GTN and Recipient agree that in connection with the activities related to the Transaction, GTN may disclose oral and written information that is proprietary and confidential information of GTN and certain third parties. GTN is willing to disclose such information to Recipient pursuant to the terms and conditions of this Amended and Restated Confidentiality Agreement (this “Agreement”) set forth below.

1. (a) All information disclosed or furnished by GTN or by its respective officers, directors, employees, consultants, agents or representatives, to the Recipient or to its officers, directors, employees, consultants, agents, auditors, counselor representatives, potential debt financing sources (solely to the extent any such debt financing source is not exclusively engaged by the Recipient or its affiliates with respect to the Transaction), and potential equity financing sources (subject to the prior written consent of Company) (collectively, “Representatives”), whether orally, in writing or otherwise and whether received before, on, or after the date of this Agreement, in connection with the proposed Transaction shall be deemed to be proprietary and confidential information of GTN (collectively, the “Proprietary Information”).

(b) Except as provided specifically herein, Recipient agrees that Recipient shall not disclose any Proprietary Information to any third party (except for its Representatives) nor use any Proprietary Information for any purpose other than to evaluate the Transaction. Recipient agrees that it shall treat the Proprietary Information with the same degree of care as it accords to its own confidential and proprietary information of a similar nature; provided that in no event shall the Recipient exercise less than reasonable care to protect the Proprietary Information commensurate with the sensitivity of such information. The Recipient agrees to advise GTN in writing of any misappropriation or misuse by Recipient or Recipient’s Representatives of such Proprietary Information of which the Recipient may become aware. As used herein, the term “third party” shall be broadly interpreted to include, without limitation, any individual, corporation, company, partnership, limited liability company or other entity.

(c) Recipient may only disclose such Proprietary Information to its Representatives who need to know such Proprietary Information for the purpose of evaluating the Transaction (it being understood that such Representatives shall be informed by Recipient of the confidential nature of the Proprietary Information and such Representatives shall be advised by the Recipient of the terms of this Agreement). Recipient shall be responsible for any and all breaches of this Agreement by its Representatives.

(d) Recipient agrees that all communications with GTN regarding the Transaction and all requests for information related thereto will be submitted only to GTN’s CEO, CFO or EVP, Business & Legal Affairs and Recipient shall not, without GTN’s prior written approval, contact (except for those contacts in the ordinary course of business and not related to the Transaction) any of GTN’s other employees.

(e) Unless required by law, rule or regulation pursuant to paragraph 6 below, Recipient agrees that Recipient shall not disclose that the Proprietary Information has been made available to Recipient, that Recipient has inspected any Proprietary Information or that there may be a Transaction or that Recipient has had, is having, or propose to have any discussions with respect thereto, except as expressly permitted herein.

2. The term Proprietary Information does not include information that (a) is or becomes within the public domain through no breach of this Agreement by Recipient; (b) is independently developed by the Recipient; or (c) is received from a source other than GTN without, to Recipient’s actual knowledge, any restriction on use or disclosure; or (d) was already in Recipient’s possession prior to the time of disclosure to Recipient by the GTN or its representatives.

3. This Agreement shall become effective on the date first set forth below and shall terminate upon the written notice of either party to the other of its election, with or without cause, to terminate this Agreement. Recipient agrees that all of its obligations undertaken herein shall survive and continue to apply for a period of forty-two (42) months from January 10, 2011.

4. Upon the written request of GTN, Recipient shall promptly destroy or return to GTN all Proprietary Information which has been provided to Recipient and will destroy or delete all copies (including hard and soft copies and back-up copies), and any other written documentation prepared by Recipient for internal purposes based in whole or in part on any Proprietary Information. Recipient shall confirm such destruction to GTN in writing. Notwithstanding the foregoing, Recipient may retain, to the extent required by law or Recipient’s customary recordkeeping policies, one copy of the Proprietary Information; and further, electronic archival copies of Proprietary Information need only be destroyed in accordance with Recipient’s standard destruction policy for such archival copies. Any Proprietary Information so retained will continue to be held confidential pursuant to the terms of this Agreement for so long as such Proprietary Information is so retained.

5. Nothing in this Agreement shall be construed as precluding GTN from negotiating with or entering into any agreement with others relating to the Transaction.

6. Notwithstanding anything to the contrary set forth herein, in the event Recipient is legally requested or required (by oral questions, interrogatories, requests for information, or documents, subpoenas, civil investigative demand or similar process) to disclose any of the Proprietary Information, to the extent legally permissible, Recipient shall promptly notify GTN of such request or requirement so that GTN may seek, at its sole cost, an appropriate protective order. The Recipient shall cooperate in all reasonable respects with GTN in seeking to prevent or limit disclosure. In the event that such protection or other remedy is not timely obtained, the Recipient may furnish the Proprietary Information without liability hereunder; provided, however, Recipient agrees to furnish only that portion of the Proprietary Information that Recipient is advised by counsel is legally required to be disclosed.

7. Recipient acknowledges and agrees that any unpermitted disclosure or use of Proprietary Information may cause irreparable harm to GTN. Recipient agrees that damages alone may not be a sufficient remedy for breach of this Agreement and that GTN shall be entitled to seek immediate injunctive or other equitable relief (including, without limitation, the entry, if legally permissible, of an immediate temporary restraining order without notice to Recipient and without the necessity of posting any bond or other surety in connection with the issuance of such injunctive relief), in addition to any other remedies at law or in equity, to enforce the provisions of this Agreement.

8. Recipient is aware, and will advise its Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws restrict persons with material, non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities on the basis of such information.

9. Recipient understands and acknowledges that, except as may be provided in a written definitive agreement between the parties, GTN is making no representations or warranties as to the accuracy or completeness of any Proprietary Information furnished by it or on its behalf, except and then only to the extent as shall be expressly set forth in an executed and delivered agreement between the parties. Unless addressed in a subsequent agreement between the parties hereto, GTN shall have no liability to Recipient or any of its Representatives relating to or arising from their use of any Proprietary Information.

10. This Agreement contains the sole and entire Agreement between the parties relating to the subject hereof; and any representation, promise, or condition not contained herein, or any amendment hereto, shall not be binding on either party unless set forth in a subsequent written Agreement signed by an authorized representative of the party to be bound thereby.

11. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State, excluding its conflict of law rules. Recipient hereby consents to personal jurisdiction of the state and federal courts located in New York County, New York.

12. Notwithstanding anything in this Agreement to the contrary, GTN agrees that, to the extent Recipient does not directly or indirectly disclose the Proprietary Information to entities controlled or otherwise managed, directly or indirectly, by Recipient and such entities are not Representatives, none of the terms of this Agreement shall apply to such entities.

In Witness Whereof, the parties have executed this Confidentiality Agreement as of August 2, 2011.

GLOBAL TRAFFIC NETWORK, INC. 252 School Street, P.O. Box 442 Howard, Pennsylvania 16841	GTCR Golder Rauner II, LLC

By:	/s/ Gary Worobow	By:	/s/ Christian B. McGrath
Name:	Gary Worobow	Name:	Christian B. McGrath
Title:	EVP	Title:	General Counsel

[Signature Page to Amended and Restated Confidentiality Agreement]